Exhibit 99.1

Summary

This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in the notes. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed in “Risk Factors” below and in the documents incorporated by reference herein.

Throughout this prospectus supplement, except as otherwise indicated, references to “EQT Corporation” or “EQT” refer to EQT Corporation, a Pennsylvania corporation, and not its consolidated subsidiaries, and references to “we,” “us,” “our,” and the “Company” refer collectively to EQT Corporation and its consolidated subsidiaries. References to “Appalachian Basin” refer to the area of the United States composed of those portions of West Virginia, Pennsylvania, Ohio, Maryland, Kentucky and Virginia that lie in the Appalachian Mountains. References to “Tcfe” refer to trillion cubic feet of natural gas equivalents, “Bcfe” refer to billion cubic feet of natural gas equivalents and “Mcfe” refer to thousand cubic feet of natural gas equivalents, in each such case, with one barrel of NGLs and crude oil being equivalent to 6,000 cubic feet of natural gas, and references to “MMcf” refer to million cubic feet, “Mcf” refer to thousand cubic feet, “MBbls” refer to a thousand barrels and “MMBtu” refer to a million British thermal units.

Our Company

We are a natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. As the largest producer of natural gas in the United States, based on average daily sales volumes, we are committed to being the premier producer of this environmentally friendly, reliable, low-cost energy source, while maximizing the long-term value of our assets through operational efficiency and a culture of sustainability.

We are differentiated from our Appalachian Basin peers in the scale and contiguity of our acreage position, with 17.5 Tcfe of proved natural gas, NGLs and crude oil reserves across approximately 1.2 million gross acres, including approximately 1.1 million gross acres in the Marcellus play, as of December 31, 2019. We believe our unique asset base supports a multi-year inventory of core combo-development projects, which consist of developing multiple wells and pads simultaneously. Following a change in leadership in July of 2019, we have implemented an operational strategy designed to leverage this differentiation to become the lowest cost operator in the Appalachian Basin, primarily by focusing on combo-development to maximize operational efficiencies. We believe combo-development projects are key to delivering sustainably low well costs and higher returns on invested capital. Beyond cost benefits, combo-development projects maximize reservoir recoveries, mitigate future curtailments and maximize the capital efficiency of our midstream service providers.

Our operations consist of one reportable segment. We have a single, company-wide management team that administers all properties as a whole rather than by discrete operating segments. We measure financial performance as a single enterprise and not on an area-by-area basis. Substantially all of our assets and operations are located in the Appalachian Basin.

Recent Developments

Appointment of New Chief Financial Officer

On January 3, 2020, we announced the election of David M. Khani as EQT’s Chief Financial Officer, effective as of such date. EQT’s former Interim Chief Financial Officer is serving in an executive advisory role to facilitate a smooth transition and assist in the execution of our strategic initiatives.

Change in Operational Strategy Enabled by Successful 100-Day Plan

Following a successful proxy campaign by Toby Z. Rice and other proxy participants named in the proxy statement filed on May 20, 2019 (the Rice Team), EQT’s Board of Directors was substantially reconstituted at its annual meeting of shareholders on July 10, 2019 and, following that meeting, Toby Z. Rice was appointed as EQT’s President and Chief Executive Officer. Also following that meeting, we adopted the detailed transformation plan (the 100-Day Plan) proposed by the Rice Team in its proxy campaign. The 100-Day Plan was designed to effect operational, organizational, cultural and other changes to our business to facilitate the type of long-term planning required to pursue an operational strategy that prioritizes combo-development, which is expected to lower operating costs and increase free cash flow generation.

In connection with our third quarter 2019 earnings release, we announced that the 100-Day Plan was a success, with an anticipated approximate 25% decrease in well costs, gross general and administrative costs and land and other capital expenditures in 2020 alone. Furthermore, drilling efficiencies (measured in horizontal feet drilled per hour) increased by 50% and 20% in Pennsylvania Marcellus Shale and Utica Shale development, respectively, in the third quarter of 2019 as compared to the second quarter of 2019. Central to these achievements were the installation of proven leadership, the establishment of a stable operations schedule focused on combo-development and the successful implementation of our proprietary digital work environment. In addition, as part of the 100-Day Plan, the workforce was migrated into a simplified organizational structure to enhance accountability, and the organization was streamlined to reduce overhead costs by approximately $65 million a year. Our operational and organizational improvements are expected to result in annual cost savings in excess of $400 million.

By taking these foundational steps to ensure that we are able to execute project planning with the requisite level of accuracy and speed, we have laid the groundwork to transition to a combo-development focus and to transform the Company into a modern and efficient natural gas producer that we believe will be one of the lowest cost natural gas operators in the United States.

Announced Deleveraging Plan

We plan to reduce absolute debt by approximately 30%, or approximately $1.5 billion, by mid-2020 through asset monetizations and increased free cash flow (the Deleveraging Plan). The Deleveraging Plan contemplates generating targeted proceeds from monetizations of select, non-core exploration and production assets, core mineral assets and/or our 19.9% retained equity interest in Equitrans Midstream. Until our leverage target is achieved, we expect to use all free cash flow and divestiture proceeds to reduce debt.

The successful execution of the Deleveraging Plan is based on our current expectations, including with respect to matters beyond our control, and is subject to change. There can be no assurance that we will be able to find attractive asset monetization opportunities or that any such transactions will be completed on our anticipated timeframe, if at all. Furthermore, our estimated value for the assets to be monetized under the Deleveraging Plan involves multiple assumptions and judgments about future events that are inherently uncertain; accordingly, there can be no assurance that the resulting net cash proceeds from asset monetization transactions will be as anticipated, even if such transactions are consummated. Some of the factors that could affect our ability to successfully execute the Deleveraging Plan include changes in the financial condition or prospects of prospective purchasers and the availability of financing to potential purchasers on reasonable terms, the number of prospective purchasers, the number of competing assets on the market, unfavorable economic conditions, industry trends and changes in laws and regulations. If we are not able to successfully execute the Deleveraging Plan or otherwise reduce absolute debt to a level we believe appropriate, our credit ratings may be lowered, we may reduce or delay our planned capital expenditures or investments, and we may revise or delay our strategic plans.

Summary 2019 Year-End Proved Reserve Data

The following table sets forth estimates of our proved natural gas, NGLs and crude oil reserves as of December 31, 2019:

	Natural gas (MMcf)	NGLs and crude oil (MBbls)	Total natural gas, NGLs and crude oil (Mcfe)(a)
Developed	11,811,521	105,411	12,443,988
Undeveloped	4,865,681	26,621	5,025,408
Total proved reserves	16,677,202	132,032	17,469,396

(a)	NGLs and crude oil reserves were converted at the rate of one barrel being equivalent to 6,000 cubic feet of natural gas.

Our estimate of proved natural gas, NGLs and crude oil reserves was prepared by our engineers and audited by the independent consulting firm of Ryder Scott Company, L.P. Our estimated proved reserves were determined using average first-day-of-the-month prices for the prior twelve months in accordance with SEC guidance. For natural gas volumes, the average Henry Hub price of $2.58 per MMBtu as of December 31, 2019 was adjusted for energy content, transportation fees and a regional price differential. For NGLs and crude oil volumes, the average West Texas Intermediate (WTI) posted price of $55.69 per barrel as of December 31, 2019 was adjusted for quality, transportation fees and a regional price differential. All prices do not give effect to derivative transactions and are held constant throughout the lives of the properties.

Our estimated 17.5 Tcfe of total natural gas, NGLs and crude oil proved reserves as of December 31, 2019 represents a decrease of approximately 4.3 Tcfe as compared to our estimated reserves as of December 31, 2018, which was driven by negative revisions in the undeveloped reserve category. The implementation of our combo-development strategy has resulted in our (i) concentrating operations on our core assets and (ii) implementing new development sequencing processes focused on maximizing efficiencies and productivity. While these steps are anticipated to result in an approximate 25% decrease in well costs, they will negatively impact proved undeveloped reserves as a result of (x) losing previously booked proved undeveloped reserves that are now outside our substantially revised five-year capital allocation program for purposes of our reserves calculations and (y) executing a development sequencing strategy that will result in increased probable-to-proved developed conversion (instead of proved undeveloped-to-proved developed) than under the legacy development approach.

Based on the mix of our proved undeveloped and probable reserves, we estimate an undeveloped drilling inventory of approximately 1,685 net locations in our Pennsylvania and West Virginia Marcellus Shale core, which, at our current drilling pace, gives us more than 15 years of drilling inventory. We believe that our change in development strategy, coupled with our undeveloped inventory in a premier core asset base, will lead to sustainable free cash flow generation and higher returns on invested capital.

Select Preliminary Fourth Quarter 2019 Results

For the fourth quarter of 2019, we expect net sales volumes to be between 370 Bcfe and 375 Bcfe, which is towards the high end of our previously announced guidance range of 355 Bcfe to 375 Bcfe.

Our average realized price, including the impact of cash settled derivatives, for the fourth quarter of 2019 is expected to be between $2.51 and $2.56 per Mcfe. In addition, our average differential is expected to be between $(0.45) and $(0.40) per Mcf, which is within our previously announced guidance range of $(0.45) to $(0.25) per Mcf.

During the fourth quarter of 2019, capital expenditures are expected to be between $340 million and $360 million, which is within our previously announced guidance range of $320 million to $370 million.

During the fourth quarter of 2019, we also expect to incur a non-cash impairment charge between $1.4 billion and $1.8 billion, principally related to the following: (i) reducing the carrying value of certain proved and unproved properties as a result of management’s potential monetization of select, non-core exploration and production assets and depressed natural gas prices and (ii) the write-down of unproved properties which are primarily the result of changes to our development strategy and renewed focus on a refined core operating footprint. This estimated non-cash impairment charge for the fourth quarter of 2019 is subject to a number of assumptions and judgments and may change as we finalize our financial results for the year ended December 31, 2019. It is also possible we may incur additional impairment charges in future periods as a result of the above factors or otherwise.

We have prepared the above estimates in good faith based upon our internal reporting and accruals as of and for the three months ended December 31, 2019. Such estimates are preliminary and inherently uncertain and subject to change as we finalize our financial and operating data for the fourth quarter of 2019. There can be no assurance that our final results for the fourth quarter of 2019 will not differ materially from these estimates. Important factors that could cause actual results to differ materially are set forth under “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein.

Estimated 2020 Capital Expenditures

We expect our capital expenditures for 2020 to be between $1.25 billion and $1.35 billion, which has been reduced by $50 million, as compared to the guidance provided in our third quarter 2019 earnings release, reflecting continued operational efficiencies. We plan to spend approximately $1 billion of the total capital expenditures on reserve development, with approximately 65% to be spent in the Pennsylvania Marcellus, 20% in the Utica and 15% in the West Virginia Marcellus.

These estimates are based on our current expectations and subject to change. Important factors that could cause actual results to differ materially are set forth under “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein.

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